Novoste Corporation

Exhibit 11
Computation of Net Loss Per Share

                                                     Three Months Ended

                                                         March 31,
                                                -------------------------
                                                    1997           1996
                                                -------------------------
Weighted average number of shares of
common stock outstanding during the year          8,330,281     4,110,195

Effect of common stock issued and stock
options and warrants granted during the 12-
month period preceding April 11, 1996 (1)           --          1,194,411

Elimination of duplicative effect of including
the same shares in both above amounts               --           (357,384)
                                                -----------   -----------

Total common and common equivalent shares         8,330,281     4,947,222
                                                ===========   ===========

Net loss                                        $(2,642,406)  $(1,210,661)
                                                ===========   ===========

Net loss per share (2)                          $     (0.32)  $     (0.24)
                                                ===========   ===========

(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common Stock issued and stock options and warrants granted at prices below the initial public offering price per share during the 12-month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented which include periods prior to such filing date using the treasury stock method.
(2) Since the impact of including common stock equivalents is anti-dilutive for both primary and fully diluted loss per share, the calculation of loss per share for both purposes is identical.